Exhibit (d)(9)
August 31, 2009
NCI Building Systems, Inc.
Attention: General Counsel
10943 North Sam Houston Parkway West
Houston, Texas 77064
RE:	Extension of Agreement Regarding Certain Transfers
Ladies and Gentlemen:
          Reference is hereby made to that certain Agreement Regarding Certain Transfers, dated as of August 27, 2009 (the “Agreement”), by and between NCI Building Systems, Inc. (the “Company”),              and             . Capitalized terms used herein and not otherwise defined have the meanings given to them in the Agreement.
          Pursuant to Section 5.3 of the Agreement, the Company and Consenting Creditors hereby agree to amend Section 4.1 of the Agreement to read in its entirety as follows:
This Agreement shall terminate without further action upon the earliest to occur of (a) 9:00 a.m., New York City time, on Tuesday, September 1, 2009, (b) termination of the Investment Agreement in accordance with its terms or (c) the public disclosure by the Company of material non-public information (other than the disclosure made in the Press Release or relating solely to an amendment to the Investment Agreement to extend the date by which the Offer is to be commenced and describing certain other non-material or ministerial changes to the Investment Agreement).
          This letter may be executed in one or more counterparts, each of which shall be considered an original, but all of which shall be considered one and the same agreement.

          Please evidence your agreement with the foregoing by signing in the space provided and returning a copy of this letter to the undersigned.
[Signature Pages Follow]

Very truly yours,

CONSENTING NOTEHOLDERS:

CONSENTING LENDERS:

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[Signature Page to Extension of Agreement Regarding Certain Transfers]

Agreed to and accepted:

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Name:	Todd R. Moore
Title:	Executive Vice President, General Counsel and Secretary
[Signature Page to Extension of Agreement Regarding Certain Transfers]